Exhibit 3.1.1

FIRST ARTICLES OF AMENDMENT

OF

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

THIS IS TO CERTIFY THAT:

FIRST:  Pursuant to Section 2-604 of the Maryland General Corporation Law (the “MGCL”) Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation, desires to amend its charter as currently in effect and as hereinafter amended.

SECOND:  The Second Amended and Restated Articles of Incorporation shall be amended as follows:

1.               The definition of “Listing” in Article IV is hereby replaced with the following:

“LISTING” means the effective date of the Form 8-A (or any successor form) filed with the Securities and Exchange Commission to register the Common Shares on a national securities exchange and the commencement of trading of the Common Shares on the relevant national securities exchange.  Upon such Listing, the Common Shares shall be deemed Listed.  A Listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the holders of Common Shares is securities of another issuer that are listed on a national securities exchange.

2.               Section 5.3(iii) is replaced with the following:

CONVERSION.

(a)                                  Each outstanding Convertible Share shall become convertible into a number of Common Shares as and at the time set forth in paragraph (b) of this Section 5.3(iii), automatically and without any further action required, upon the occurrence of the first to occur of any of the following events (the “Triggering Event”): (A) the date when the Company shall have paid total Distributions in an amount equal to or in excess of the sum of Invested Capital and the Stockholders’ 10% Return; or (B) Listing.  Each outstanding Convertible Share shall become convertible into a number of Common Shares as set forth in paragraph (d) of this Section 5.3(iii), automatically and without any further action required, upon the occurrence of an Advisory Management Agreement Termination (as defined below).

(b)                                 Upon the occurrence of a Triggering Event, each Convertible Share shall be converted into a number of Common Shares equal to 1/1000 of the result of (I) the Conversion Product divided by (II) the quotient of the Company Value divided by the number of outstanding Common Shares on the date of the conversion.  Such conversion, in the case of conversion upon Listing, will not occur until the 31st trading day after the date of the Listing.

(c)                                  An “Advisory Management Agreement Termination” shall mean a termination or expiration without renewal (except to the extent of a termination or expiration with the Company followed by the adoption of the same or substantially similar Advisory Management Agreement with a successor, whether by merger, consolidation, sale of all or substantially all of the assets of the Company, or otherwise) of the Company’s Advisory Management Agreement with Behringer Harvard Opportunity Advisors II LP for any reason except for a termination or expiration without renewal due to a material breach by Behringer Harvard Opportunity Advisors II LP of the Advisory Management Agreement.

(d)                                 Upon the occurrence of an Advisory Management Agreement Termination prior to a Triggering Event, each Convertible Share will become convertible (but will not convert except as provided in the next sentence) into a number of Common Shares equal to 1/1000 of the result of (I) the Termination Conversion Product divided by (II) the quotient of the Company Value divided by the number of outstanding Common Shares on the Termination Date.  Thereafter, upon the occurrence of a Triggering Event each Convertible Share will automatically convert into the number of Common Shares determined pursuant to the preceding sentence; provided that, if the Triggering Event is a Listing, the Convertible Shares will convert only if the sum of the Company Value plus total Distributions paid to holders of Common Shares through the date of the Listing exceeds the sum of Invested Capital plus the Stockholders’ 10% Return.

(e)                                  If, in the good faith judgment of the Board, full conversion of the Convertible Shares would jeopardize the Company’s status as a REIT, then only such number of Convertible Shares (or fraction thereof) shall be converted into Common Shares such that the Company’s REIT status is not jeopardized.  Each remaining Convertible Share shall convert as provided herein when the Board of Directors determines that conversion of such Convertible Share would not jeopardize the Company’s qualification as a REIT.  The Board of Directors shall consider whether it can make this determination at least once per quarter following a Triggering Event.

(f)                                    As promptly as practicable after a Triggering Event, including a Triggering Event that causes the Convertible Shares to automatically convert into Common Shares pursuant to paragraph (d) of this Section 5.3(iii), the Company shall issue and deliver to each holder of Convertible Shares a certificate or certificates representing the number of Common Shares into which his, her or its Convertible Shares were converted (or shall cause the issuance of the Common Shares to be reflected in the Company’s stock ledger, if the Common Shares are uncertificated).  The person in whose name the Common Shares are issued shall be deemed to have become a Stockholder of record on the date of conversion.

(g)                                 The issuance of Common Shares on conversion of outstanding Convertible Shares shall be made by the Company without charge for expenses or for any tax in respect of the issuance of the Common Shares.

(h)                                 In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value, or from no par value to par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Company is a party, except a merger in which the Company is the surviving corporation and which does not result in any reclassification or recapitalization, the Company or the successor or purchasing business entity shall provide that the holder of each Convertible Share then outstanding shall thereafter continue to have the right, with as nearly the same economic rights and effects as possible, to convert, upon a Triggering Event, the Convertible Shares into the kind and amount of stock and other securities and property received by holders of the Common Shares of the Company in connection with the reclassification, recapitalization, consolidation or merger.  The provisions of this paragraph (h) of this Section 5.3(iii) shall similarly apply to successive reclassifications, recapitalizations, consolidations or mergers.

 (i)           Common Shares issued on conversion of Convertible Shares shall be issued as fully paid shares and shall be nonassessable by the Company. The Company shall, at all times, reserve and keep available, for the purpose of effecting the conversion of the outstanding Convertible Shares, the number of its duly authorized Common Shares as shall be sufficient to effect the conversion of all of the outstanding Convertible Shares.

(j)            Convertible Shares converted as provided herein shall become authorized but unissued Common Shares.

THIRD:  The First Articles of Amendment as hereinabove set forth were duly advised the Board of Directors of the Company and approved by the sole stockholder of the Company as required by the MGCL.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Behringer Harvard Opportunity REIT II, Inc. has caused these First Articles of Amendment to be signed in its name and on its behalf by its President, and attested by its Secretary, on this 27 day of March, 2008.

By:	/s/ Robert S. Aisner
Robert S. Aisner
President

ATTEST

By:	/s/ Telisa Webb Schelin
Telisa Webb Schelin
Secretary

THE UNDERSIGNED, President of Behringer Harvard Opportunity REIT II, Inc., who executed on behalf of said Company the foregoing First Articles of Amendment, of which this certificate is made a part, hereby acknowledges the foregoing First Articles of Amendment to be the corporate act of said Company and, as to all matters or facts required to be verified under oath, further acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

By:	/s/ Robert S. Aisner
Robert S. Aisner
President